Exhibit 99.1

Innodata Reports Second Quarter 2017 Results

NEW YORK – August 3, 2017 – INNODATA INC. (NASDAQ: INOD) today reported results for the second quarter and the six months ended June 30, 2017.

•	Total revenue was $15.3 million in the second quarter of 2017, a 2% sequential increase from $15.0 million in the first quarter of 2017. Total revenue was $15.6 million in the second quarter of 2016.

•	Net loss was $0.2 million in the second quarter of 2017 or $(0.01) per diluted share, compared to a net loss of $1.7 million in the first quarter of 2017 or ($0.07) per diluted share. Net loss in the second quarter of 2016 was $1.8 million, or $(0.07) per diluted share.

•	For the first six months of 2017, total revenue was $30.3 million, a decline of 3% from $31.3 million in the first six months of 2016. Net loss was $1.9 million, or $(0.07) per diluted share, in the first six months of 2017, compared to a net loss of $1.8 million, or $(0.07) per diluted share, for the same period in 2016.

•	Adjusted EBITDA (as defined below) was $1.0 million in the second quarter of 2017, compared to a loss of $0.2 million in the first quarter of 2017. Adjusted EBITDA was a loss of $0.7 million in the second quarter of 2016.

•	Cash, cash equivalents and investments were $15.3 million at June 30, 2017 compared to $14.2 million at December 31, 2016.

Jack Abuhoff, Chairman and CEO, said, “At the consolidated level both our revenue and Adjusted EBITDA performance were higher this quarter. In our Digital Data Solutions (DDS) segment, our second quarter revenue was $11.8 million compared to $11.4 million in the first quarter. This includes $1.1 million of previously deferred revenue that was recognized in the second quarter when we received payment.

“The opportunity landscape in our DDS business continues to evolve rapidly as a result of changes taking place within our core publishing and information market segment and new ways businesses are consuming digital data. To grow revenue and increase earnings, we are repositioning our service capabilities to expand our addressable market, and we are driving efficiencies by lowering our cost structure and driving increased automation.”

Abuhoff continued, “In our Innodata Advanced Data Solutions (IADS) segment, revenue was $1.2 million compared to $1.0 million last quarter. Higher revenue was driven by new work from existing clients. We continued to increase productivity in our Synodex business and we reduced production costs by $100,000 this quarter.

“Revenue in our Media Intelligence Solutions (MIS) segment was $2.3 million compared to $2.6 million last quarter. We experienced a lower renewal rate for US customers acquired in our Agility acquisition than for UK customers in the acquisition. We are putting into place enhanced account management and support processes that we think will improve the US renewal rate. MIS results for the quarter were also affected by seasonality in the Bulldog Reporter awards business.”

Abuhoff concluded, “We anticipate third quarter revenue to be in the range of $14.5 – $15.5 million, consisting of DDS revenue in the range of $11.3 – $12.0 million, IADS revenue in the range of $1.0 – $1.2 million and MIS revenue in the range of $2.2 - $2.3 million.”

Non-GAAP Financial Measures

This press release and the accompanying tables include references to Adjusted EBITDA, which is a non-GAAP financial measure. We define Adjusted EBITDA as net income (loss) attributable to Innodata Inc. and subsidiaries in accordance with GAAP before income taxes, depreciation, amortization of intangible assets, changes in fair value contingent consideration, stock-based compensation, loss attributable to non-controlling interests and interest income (expense). We believe Adjusted EBITDA is useful to our management and investors in evaluating our operating performance and for financial and operational decision-making purposes. In particular, it facilitates comparisons of the core operating performance of our company from period to period on a consistent basis and helps us identify underlying trends in our business. We believe it provides useful information about our operating results, enhances the overall understanding of our past performance and future prospects, and allows for greater transparency with respect to key metrics used by management in our financial and operational decision making. We use this measure to establish operational goals for managing our business and evaluating our performance.

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for results reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect tax payments, and such payments reflect a reduction in cash available to us;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs or for our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA excludes the potential dilutive impact of stock-based compensation expense related to our workforce, interest income (expense) and net loss attributable to non-controlling interests, and these items may represent a reduction or increase in cash available to us;
•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and
•	Other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should be considered alongside other financial performance measures, including various cash flow metrics, net income (loss) and our other GAAP results.

A reconciliation from net loss to Adjusted EBITDA is attached to this release.

Timing of Conference Call with Q&A

Innodata will conduct an earnings conference call, including a question-and-answer period, at 11:00 AM eastern time today. You can participate in this call by dialing the following call-in numbers:

The call-in numbers for the conference call are:

1-888-632-3381 (Domestic)

1-785-424-1678 (International)

1-866-375-1919 (Domestic Replay)

1-719-457-0820 (International Replay)

Pass code on both: 3318282

Investors are also invited to access a live Webcast of the conference call at the Investor Relations section of www.innodata.com. Please note that the Webcast feature will be in listen-only mode.

Call-in or Webcast replay will be available for 30 days following the conference call.

About Innodata

Innodata (NASDAQ: INOD) is a global digital services and solutions company. Innodata’s technology and services power leading information products and online retail destinations around the world. Innodata’s solutions help prestigious enterprises harness the power of digital data to re-imagine how they operate and drive performance. Innodata serves publishers, media and information companies, digital retailers, banks, insurance companies, government agencies and many other industries.

Founded in 1988, Innodata comprises a team of 4,500 diverse people in 8 countries who are dedicated to delivering services and solutions that help the world’s businesses make better decisions.

Innodata honors include EContent Magazine’s EContent 100, KMWorld Magazine’s 100 Companies That Matter in Knowledge Management, the International Association of Outsourcing Professionals’ (IAOP) Global Outsourcing Top 100, D&B India’s Leading ITeS and BPO Companies and the Black Book of Outsourcing’s Top List of Leading Outsourcing Providers to the Printing and Publishing Business.

Forward Looking Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “should,” "anticipate," "indicate," "point to," “forecast,” “likely,” “goals,” “optimistic,” “foster,” “estimate” and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, including without limitation, that contracts may be terminated by clients; projected or committed volumes of work may not materialize; our Innodata Advanced Data Solutions ("IADS") segment is a venture formed in 2011 that has incurred losses since inception and has recorded impairment charges for all of its fixed assets; we currently intend to continue to invest in IADS; the primarily at-will nature of contracts with our Digital Data Solutions clients and the ability of these clients to reduce, delay or cancel projects; continuing Digital Data Solutions segment revenue concentration in a limited number of clients; continuing Digital Data Solutions segment reliance on project-based work; inability to replace projects that are completed, canceled or reduced; our dependency on content providers in our Media Intelligence Solutions segment; difficulty in integrating and deriving synergies from acquisitions, joint venture and strategic investments; potential undiscovered liabilities of companies and businesses that we may acquire; depressed market conditions; changes in external market factors; the ability and willingness of our clients and prospective clients to execute business plans which give rise to requirements for our services; changes in our business or growth strategy; the emergence of new or growing competitors; various other competitive and technological factors; and other risks and uncertainties indicated from time to time in our filings with the Securities and Exchange Commission.

Our actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements will occur.

We undertake no obligation to update or review any guidance or other forward-looking information, whether as a result of new information, future developments or otherwise.

Company Contact

Raj Jain

Vice President

Innodata Inc.

rjain@innodata.com

(201) 371-8024

INNODATA INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except per-share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Revenues	$15,300	$15,642	$30,253	$31,340

Operating costs and expenses:
Direct operating costs	11,399	11,685	23,122	23,150
Selling and administrative expenses	4,043	5,553	8,668	9,364
Interest expense (income), net	1	16	(11)	29
Totals	15,443	17,254	31,779	32,543

Loss before income taxes	(143)	(1,612)	(1,526)	(1,203)
Provision for income taxes	94	258	539	776
Net loss	(237)	(1,870)	(2,065)	(1,979)
Loss attributable to non-controlling interests	71	92	169	204
Net loss attributable to Innodata Inc. and Subsidiaries	$(166)	$(1,778)	$(1,896)	$(1,775)

Loss per share attributable to Innodata Inc. and Subsidiaries:
Basic and Diluted	$(0.01)	$(0.07)	$(0.07)	$(0.07)
Weighted average shares outstanding:
Basic and Diluted	25,877	25,445	25,753	25,445

Comprehensive loss:

Net loss	$(237)	$(1,870)	$(2,065)	$(1,979)
Pension liability adjustment, net of taxes	(61)	(82)	(123)	(164)
Change in fair values of derivatives, net of taxes	(175)	(193)	136	246
Foreign currency translation adjustment, net of taxes	274	8	298	364
Other Comprehensive income (loss)	38	(267)	311	446
Total Comprehensive loss	(199)	(2,137)	(1,754)	(1,533)
Comprehensive loss attributed to non-controlling interest	71	92	169	204
Comprehensive loss attributable to Innodata Inc. and Subsidiaries	$(128)	$(2,045)	$(1,585)	$(1,329)

Supplemental Financial Data:
Adjusted EBITDA	$956	$(681)	$792	$672

INNODATA INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	June 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$15,275	$14,172
Accounts receivable, net	9,230	9,952
Prepaid expenses and other current assets	3,771	3,124
Total current assets	28,276	27,248
Property and equipment, net	7,262	5,397
Other assets	3,240	2,377
Deferred income taxes	1,910	1,641
Intangibles, net	7,897	8,191
Goodwill	2,776	2,734
Total assets	$51,361	$47,588

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$7,237	$5,351
Accrued salaries, wages and related benefits	5,601	5,040
Income and other taxes	1,879	1,330
Current portion of long term obligations	1,997	1,120
Total current liabilities	16,714	12,841
Deferred income taxes	682	680
Long term obligations	4,567	3,917
Non-controlling interests	(3,803)	(3,634)
STOCKHOLDERS’ EQUITY	33,201	33,784
Total liabilities and stockholders’ equity	$51,361	$47,588

INNODATA INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Dollars in thousands)

Adjusted EBITDA	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net loss attributable to Innodata Inc. and Subsidiaries	$(166)	$(1,778)	$(1,896)	$(1,775)
Depreciation and amortization	909	672	1,852	1,324
Stock-based compensation	189	243	477	522
Provision for income taxes	94	258	539	776
Interest expense (income), net	1	16	(11)	29
Non-controlling interests	(71)	(92)	(169)	(204)
Adjusted EBITDA	$956	$(681)	$792	$672

Adjusted EBITDA – DDS Segment	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net income (loss) attributable to Innodata Inc. and Subsidiaries	$444	$(726)	$(722)	$397
Depreciation and amortization	572	520	1,186	1,033
Stock-based compensation	189	241	475	536
Provision for income taxes	104	272	551	803
Interest expense (income), net	(2)	16	(14)	29
Non-controlling interests	(71)	(92)	(169)	(204)
Adjusted EBITDA – DDS Segment	$1,236	$231	$1,307	$2,594

Adjusted EBITDA – IADS Segment	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net loss attributable to Innodata Inc. and Subsidiaries	$(79)	$(454)	$(493)	$(1,125)
Stock-based compensation	-	2	2	(14)
Adjusted EBITDA – IADS Segment	$(79)	$(452)	$(491)	$(1,139)

Adjusted EBITDA – MIS Segment	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net loss attributable to Innodata Inc. and Subsidiaries	$(531)	$(598)	$(681)	$(1,047)
Depreciation and amortization	337	152	666	291
Benefit from income taxes	(10)	(14)	(12)	(27)
Interest expense, net	3	-	3	-
Adjusted EBITDA – MIS Segment	$(201)	$(460)	$(24)	$(783)

INNODATA INC. AND SUBSIDIARIES
REVENUE
(Unaudited)
(Dollars in thousands)

Revenue (by segment)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Digital Data Solutions	$11,800	$13,232	$23,155	$26,876
IADS	1,211	1,165	2,213	2,062
MIS	2,289	1,245	4,885	2,402
Adjusted EBITDA	$15,300	$15,642	$30,253	$31,340